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                                                                    EXHIBIT 10.6

                                  [LETTERHEAD OF ENCAL ENERGY LTD. APPEARS HERE]


December 13, 1996

Pinnacle Oil International Inc.
380 - 1090 West Georgia St.
Vancouver, British Columbia
V6E 3V7

Attention: Mr. R. Dirk Stinson

Dear Sir:

Re:  JOINT VENTURE PROPOSAL
     EAST CENTRAL ALBERTA, CANADA
--------------------------------------------------------------------------------

Further to our recent meeting on the captioned subject, please accept this letter of understanding as a term sheet from which Encal Energy Ltd. ("Encal") and Pinnacle Oil International Inc. ("Pinnacle Oil") may pursue a joint venture proposal.

The general terms of the joint venture are as follows:

1.   OBJECTIVES

     . to provide a field test of the Stress Field Detector ("SFD") technology by Pinnacle for Encal which may be further tested through the drilling of oil and gas test wells by Encal.

     . to utilize Pinnacle Oil's expertise and proprietary SFD technology within the Acme/Swalwell area, as set forth on the attached Schedule "A", for the purpose of identifying and further enhancing drilling opportunities for Encal and the joint venture as, herein described (such area shall be hereinafter called "the Area").

2.   PINNACLE'S WORK COMMITMENT AND TIMING

     . Pinnacle will carry out and interpret SFD surveys within the Area and more specifically over Encal's undeveloped lands in the Area prior to January 30, 1997. Encal's undeveloped lands to be evaluated by
          Pinnacle will be lands in which Encal holds a working interest, or may be entitled to hold an interest, of not less than 50%. Specified
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                                                 Pinnacle Oil International Inc.
                                                          Joint Venture Proposal
                                                                        12/16/96
                                                                          Page 2


          exclusions from the Schedule "A" Acme/Swalwell Lands will be any lands and rights not owned by Encal and in addition, shall exclude any well spacing units of Encal's Acme/Swalwell Lands which are shown as excluded portions through cross hatching on Schedule "A".

     . Upon completion of the survey, Pinnacle will present an interpreted SFD survey to Encal which shall highlight prospects and anomalies that have been identified by Pinnacle in a ranked order from most prospective to least prospective. Undeveloped prospects identified by Pinnacle and presented for acceptance to Encal at this stage will be the prospects in which Pinnacle shall have the right to participate as hereafter referenced.

3.   ENCAL'S COMMITMENT

     Encal will provide seismic geophysical evaluation on a minimum of the three most prospective anomalies identified by Pinnacle as soon as possible. Pending incorporation of the seismic data, Encal will proceed to test through test well drilling, none, some or all of the identified anomalies. Upon Encal having drilled a test well to test a prospect, Pinnacle will receive a casing point election to participate in such well as to 5% of Encal's interest on each of the first three test wells. In the event Pinnacle elects to participate beyond casing point in a test well, Pinnacle shall thereafter be entitled to a working interest equal to 5% of Encal's interest in the test well and the test well spacing unit, with such interest earned by Pinnacle to be subject to all existing royalties and other burdens on Encal's interest ("Earned Interest"). Costs incurred after the casing election point would be paid at election to Encal by Pinnacle and Pinnacle would participate as to the Earned Interest share in costs (including casing costs) from that point on. Subject to the further terms of this agreement, Pinnacle will have the right to participate with Encal as to 5% of Encal's interest in subsequent option wells and development wells after the third test well on any prospects identified in Clause 2 hereof, during the term of this agreement as set forth in Clause 5.

4.   INFORMATION TO BE KEPT CONFIDENTIAL

     . All data, interpretation and future rights from the SFD survey will remain the sole property of Pinnacle. All data interpretation and future rights from any seismic geophysical data will remain the sole property of Encal. It is understood that Pinnacle may use SFD surveys conducted and subsequently tested through drilling under this

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                                                 Pinnacle Oil International Inc.
                                                          Joint Venture Proposal
                                                                        12/16/96
                                                                          Page 3


          agreement as templates to encourage further applications of SFD technology. Notwithstanding the foregoing, it is understood by both parties that any dissemination of SFD survey, drilling or other confidential information for a period of one year from rig release of each well must be with mutual consent. Press releases regarding the status, progress and results of operations involving both Encal and Pinnacle must also be jointly agreed upon.

5.   TERM

     . Subject to Clause 6 hereof, Pinnacle's right to participate in the drilling of either option or development wells on Encal's Acme/Swalwell Lands as referred to in Clause 3 hereof will terminate on the later of August 31, 1997, or 120 days after notice by Encal to Pinnacle that Encal has no further intent of drilling test wells, or option wells, or development wells under this agreement.

6.   PINNACLE RIGHT TO FARMIN

     . Until July 8, 1997, the parties shall consult as to the potential to drill further wells on Encal's Acme/Swalwell Lands. In the event that Encal proposes not to drill any further wells on any portion of the Acme/Swalwell Lands prior to the expiration of the term referenced in Clause 5, Pinnacle shall have the right to commit to drill, on a farmin basis, any number of additional wells on the remaining unearned Acme/Swalwell Lands. It is agreed and understood that in the event that Pinnacle commits to drill any additional wells, the parties will negotiate in good faith towards the execution of a formal farmout agreement. Such agreement shall contain the terms and conditions normally untilized by Canadian oil and gas companies for such transactions. The basic terms would provide for Pinnacle to drill to a depth sufficient enough to evaluate the Nisku formation, complete, and equip or abandon each well at its sole cost, risk, and expense each well. Upon Pinnacle having fulfilled its obligations pursuant to the Farmout Agreement, Pinnacle shall have earned from Encal:

          a) an undivided 100% of Encal's pre-farmout working interest in each additional well spacing unit in all zones that Encal holds an interest down to the base of the Nisku formation. Such interest earned by Pinnacle would be subject to a convertible sliding scale gross overriding royalty to Encal of 1/150 (5%-15%) of monthly oil production and 15% of natural gas and all other products based

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                                                 Pinnacle Oil International Inc.
                                                          Joint Venture Proposal
                                                                        12/16/96
                                                                          Page 4


               on Encal's original pre-farmout working interest. This royalty would be convertible at payout to an undivided 50% interest; and

          b) in each additional well spacing unit Pinnacle shall have earned an undivided 50% of Encal's pre-farmout working interest in all zones that Encal holds an interest down to the base of the Nisku formation in the balance of a pre-selected one (1) section block.

7.   RIGHT-OF-FIRST REFUSAL

     . Pinnacle and Encal hereby acknowledge that the opportunity to participate in the enhancement of drilling opportunities utilizing SFD technology will be limited to three joint venture partners.

     . Encal, as one of the prospective partners, hereby requests and Pinnacle agrees to provide Encal with a shared right-of-first refusal (to be shared equally and independently between Encal and Pinnacle's other joint venture partners) to participate in further exploration projects utilizing SFD technology in British Columbia, Alberta and Saskatchewan. The term of this right-of-first refusal will commence on the date of this letter and terminate on August 31, 1997, but subject to extension with the mutual agreement of the parties.

8.   MISCELLANEOUS

     .    This Agreement shall not be construed as a partnership.

     . Pinnacle warrants to Encal that Pinnacle has full right and authority to utilize SFD technology.

     . Pinnacle, by entering into this agreement, does not violate or conflict with any term or provision of or constitute a default under any agreement of whatever nature.

     . Each of Pinnacle and Encal shall indemnify the other against all actions, suits, demands, claims, losses, expenses and damages which may be brought against, incurred by or suffered by the other or which may sustain, pay or incur by reason of or in any way attributable to the operations contemplated by this agreement carried out by the other, its agents, servants, employees or contractors.

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                                                 Pinnacle Oil International Inc.
                                                          Joint Venture Proposal
                                                                        12/16/96
                                                                          Page 5

If this summarizes your understanding of our discussions and you are prepared to move forward on this basis, please execute and return one copy to the undersigned. We are prepared to sit down and layout the most effective traverses and identify template locations as soon as possible.


Yours very truly

ENCAL ENERGY LTD.

/s/ Peter A. Carwardine
Peter A. Carwardine
V.P Land & Corporate Development

/cdi
Attachment

ACCEPTED AND AGREED TO THIS 14 day of December, 1996

[SIGNATURE ILLEGIBLE]
_______________________________
PINNACLE OIL INTERNATIONAL INC.


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This is Schedule "A" attached to and forming part of an Joint Venture Proposal dated December 13, 1996 between Encal Energy Ltd. and Pinnacle Oil International Inc.


                [GRAPH OF JOINT VENTURE PROPOSAL APPEARS HERE]